EXHIBIT 99

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Corporate Controller
(607) 378-4207

Hardinge Reports Fourth Quarter and Full Year Results

2007 Performance Summary

•	Fourth quarter orders increased 10% over prior year quarter
•	Fourth quarter net loss of ($0.1) million compared to net income of $6.2 million in fourth quarter 2006
•	Net sales of $356.3 million for 2007, a 9% increase over the prior year
•	Net income of $14.9 million for 2007, up 7% compared to 2006
•	Board of Directors authorizes up to $10 million share buyback

ELMIRA, N.Y. — February 21, 2008 — Hardinge Inc. (NASDAQ-GS: HDNG), a leading global provider of advanced material-cutting solutions, today announced net sales of $96.0 million for the fourth quarter of 2007, an increase of $2.5 million or 3%, compared to $93.4 million for the fourth quarter of 2006.  Net sales for the full year were $356.3 million, a $29.7 million or 9% increase over 2006 net sales of $326.6 million.

Net loss for the fourth quarter of 2007 was ($0.1) million, or ($0.01) per basic and diluted share, compared to net income of $6.2 million, or $0.71 per basic and diluted share, in 2006. Fourth quarter 2007 net loss was impacted mainly by a significant reduction in gross margin, coupled with an accounting adjustment related to prior years, that will be discussed below.  Net income for 2007 increased by 7% to $14.9 million compared to $14.0 million for 2006. Diluted earnings per share were $1.41 for 2007, compared to $1.58 for 2006. Weighted average shares outstanding for 2007 were 10.6 million, up 20% in comparison to 2006 resulting from the Company’s follow-on stock offering in April 2007.

The following table summarizes the Company’s orders by geographical region for the three- and twelve-month periods ended December 31, 2007 and 2006, respectively:

		(U.S. dollars in thousands)
	Three Months Ended December 31,			Year Ended December 31,
Orders from customers in:	2007	2006	% Change	2007	2006	% Change
North America	$29,662	$25,037	18%	$117,532	$124,652	(6%)
Europe	46,040	41,932	10%	170,916	146,924	16%
Asia & Other	19,852	19,556	2%	72,092	76,265	(5%)
	$95,554	$86,525	10%	$360,540	$347,841	4%

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Orders for the three months ended December 31, 2007 were $95.6 million, an increase of 10%, compared to $86.5 million in the same period in 2006. Orders for 2007 were $360.5 million, an increase of 4%, compared to $347.8 million in 2006.

North American orders for the fourth quarter increased by 18%, in comparison to 2006, reflecting higher demand for turning products. North American orders for 2007 were down 6% compared to the prior year.

European orders were up for both the quarter and the full year. Fourth quarter 2007 orders increased $4.1 million or 10% over 2006, driven by strong demand for all products coupled with a positive impact of currency translation of $3.3 million. European orders for the full year increased $24.0 million or 16% for 2007 and remained strong throughout the year averaging more than $42 million per quarter. Approximately $5.6 million of the full year growth in orders can be attributed to foreign currency translation changes. At $170.9 million, European orders accounted for nearly half of the Company’s total order activity during 2007.

‘Asia and Other’ orders increased 2% during the fourth quarter, in comparison to 2006.   Order activity for the full year was down by 5% reflecting the impact of several large orders for automotive and turbine blade grinding applications from 2006 that did not recur in 2007.

“Order activity was excellent in the fourth quarter with increases across all of our markets in comparison to the fourth quarter 2006,” said J. Patrick Ervin, Chairman, President and Chief Executive Officer. “Our order performance was driven by the strengthening of our global sales network coupled with a series of successful new product introductions during 2007.  We anticipate growth in orders in 2008 will be more difficult with certain economies softening.  However, we believe we are well positioned to gain market share based upon our strong array of product offerings and our extensive global sales and support channels.”

The following table summarizes the Company’s net sales by geographical region for the three- and twelve-month periods ended December 31, 2007 and 2006, respectively:

		(U.S. dollars in thousands)
	Three Months Ended December 31,			Year Ended December 31,
Sales to customers in:	2007	2006	% Change	2007	2006	% Change
North America	$29,530	$31,021	(5%)	$121,520	$118,157	3%
Europe	47,460	39,682	20%	165,144	127,507	30%
Asia & Other	18,973	22,721	(17%)	69,658	80,957	(14%)
	$95,963	$93,424	3%	$356,322	$326,621	9%

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Net sales of $96.0 million for the fourth quarter of 2007 increased by $2.5 million or 3% compared to $93.4 million for the fourth quarter of 2006. This sales increase includes a $5.0 million favorable impact as a result of currency translation. Without the currency impact, sales for the quarter would have been down $2.5 million or 2.6% from the fourth quarter of 2006.  Net sales for the full year were $356.3 million, a $29.7 million or 9% increase over 2006 sales of $326.6 million. However, this sales increase includes a $13.1 million increase in sales as a result of currency translation. Without the currency impact, sales for the year would have increased $16.6 million or 5% for the full year compared to 2006.

For 2007, net sales growth was driven by increases in sales of both our grinding and turning products, with continental Europe being the strongest market.  For the year, two-thirds of total net sales were to customers outside of North America.

Gross profit for the three months ended December 31, 2007 was $24.0 million or 25.0% of sales, a decrease of $5.7 million, or 19%, compared to $29.6 or 31.7% of sales for the same period in 2006.  Mr. Ervin commented, “We are disappointed with our financial performance for the fourth quarter of 2007.  In the quarter we had a combination of prior period accounting adjustments and operational issues which contributed to our poor gross margin performance.”

Without the impact of accounting adjustments relating to prior periods, gross margin percentage would have been 27.0% for the quarter (versus 25%).  The net effect of the adjustments related to prior periods was not material to net income for any of the prior periods and not significant in the aggregate to net income for the 2007 full year.

The remaining impact on gross margin in the fourth quarter is primarily due to the rebalancing of production volumes in our U.S. and Taiwan production facilities to address both current market demand for certain products, higher price discounting related to plans to reduce our finished machine inventories and the accelerated phase-out of older product line, higher costs than anticipated on certain turnkey machine projects and product and channel mix changes.

Going forward, we do not anticipate any impact on gross margins as a result of the accounting changes discussed above, however we do anticipate some effect on our gross margin percentage as we continue to phase out older model products and run our factories at lower production volumes to reduce inventory levels.  We anticipate these actions to impact gross margin percentage for the first three to six months of 2008.

Gross profit for 2007 increased $7.3 million, or 7%, to $107.4 million, compared to 2006. The primary driver to the gross profit increase is sales volume, predominantly in Europe.  For the year, gross margin percentage was 30.1%, down slightly from 30.7% in 2006, and would be approximately 30.6% taking the aforementioned adjustments for prior years into consideration. The after tax impact of the aforementioned adjustments on net income for the year was not significant.

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Company selling, general, and administrative (SG&A) expense was $22.4 million for fourth quarter 2007, an increase of $1.2 million, or 6%, compared to $21.3 million for the same period in 2006. SG&A expense as a percentage of net sales was 23.4% for fourth quarter 2007, up from 22.8% for 2006. For 2007, SG&A expense was $84.5 million, an increase of 10%, compared to $77.1 million in 2006.  SG&A expense as a percentage of net sales was 23.6% in 2006 and remained essentially the same at 23.7% for 2007, reflecting the Company’s increased sales volume. The primary drivers for the increased SG&A expense in 2007 relate to: the translation of foreign subsidiary financial statements in to US dollars, volume-related commission expenses, additional provisions for bad debt expense, and increased selling and marketing expenses in support of the Company’s strategy to invest and strengthen its sales channels.

Interest expense in 2007 was $3.1 million, a decrease of $2.2 million, or 42% from 2006. The decrease reflects the Company’s decision to use the proceeds from the sale of $55.9 million of common stock in April 2007 to substantially reduce its long-term debt.

Income taxes for the three months ended December 31, 2007 were $1.2 million compared to $1.2 million for the same period in 2006. This includes a provision for an open tax audit of $0.8 million, which is recorded in accordance with FIN 48.  The full year 2007 income tax was $6.5 million compared to $4.6 million for 2006.  The effective income tax rate for 2007 was 30.4% compared to 24.7% for 2006. The primary driver of the increase in the effective tax rate was the mix of earnings by country.

Richard Simons hired as Chief Operating Officer

We are also pleased to announce that Richard L. Simons will return to Hardinge as its Senior Vice President / Chief Operating Officer.  In this position Rick will be responsible for all manufacturing, engineering and supply chain activities within Hardinge.  Rick will also be responsible for global expansion of these activities as we continue to grow our operations.  Rick previously worked for Hardinge for over 20 years and was instrumental in assisting in the international expansion Hardinge has experienced over the last 15 years.

Share Repurchase

The Board of Directors also approved a share repurchase program for up to $10 million of Hardinge stock.

Dividend Declared

On February 21, 2008, the company’s Board of Directors declared a cash dividend of $0.05 per share on Hardinge common stock, payable on March 10, 2008 to shareholders of record as of March 3, 2008.

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Conference Call Today

Hardinge will host a conference call at 11:00 a.m. (Eastern) today to provide additional detail related to fourth quarter performance.  The call can be accessed by dialing 1-866-812-6491 (or 904-596-2360 outside the U.S. or Canada), or via the internet live at http://videonewswire.com/event.asp?id=46103.  It may also be accessed in replay form within the “Investor Relations” section at the company’s website, www.hardinge.com, where it will be posted for one full year.  Investors may also access a recording approximately one hour after its completion by dialing 1-888-284-7564, and entering the reference number: 22958 (or 904-596-3174 outside the U.S. or Canada).  This recording will be available through March 31, 2008.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, material-cutting machines. The company’s products are distributed to most of the industrialized markets around the world and, in 2007, approximately 66% of sales were to customers outside of North America. Hardinge has a diverse international customer base and serves a wide variety of end-user markets. Along with metalworking manufacturers, which make parts for a variety of industries, our customers include a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others. The company has manufacturing operations in the United States and Switzerland, and assembly operations in Taiwan, China and the United Kingdom. Hardinge’s common stock trades on the Nasdaq Global Select MarketSM under the symbol, “HDNG.”  For more information, please visit www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

- Financial Tables Follow -

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Net sales	$95,963	$93,424	$356,322	$326,621
Cost of sales	71,985	63,776	248,911	226,470
Gross profit	23,978	29,648	107,411	100,151

Selling, general and administrative expenses	22,427	21,257	84,520	77,054
Income from operations	1,551	8,391	22,891	23,097

(Gain) on sale of assets	—	—	(1,372)	—

Interest expense	466	1,412	3,051	5,294
Interest (income)	(53)	(500)	(224)	(713)
Income before income taxes	1,138	7,479	21,436	18,516

Income taxes	1,235	1,244	6,510	4,566
Net (loss) income	$(97)	$6,235	$14,926	$13,950

Per share data:

Basic (loss) earnings per share:	$(0.01)	$0.71	$1.43	$1.59
Weighted average number of common shares outstanding	11,317	8,780	10,442	8,770

Diluted (loss) earnings per share:	$(0.01)	$0.71	$1.41	$1.58
Weighted average number of common shares outstanding	11,417	8,811	10,562	8,809

Cash dividends declared per share:	$0.05	$0.05	$0.20	$0.14

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands, except preferred and common share and per share amounts)

	December 31, 2007	December 31, 2006

Assets

Current assets:
Cash	$16,003	$6,762
Accounts receivable, net	70,112	73,149
Notes receivable, net	2,671	4,930
Inventories	158,617	132,834
Deferred income tax	1,032	747
Prepaid expenses	8,573	9,216
Total current assets	257,008	227,638

Property, plant and equipment:
Property, plant and equipment	180,427	176,754
Less accumulated depreciation	118,896	112,702
Net property, plant and equipment	61,531	64,052

Other assets:
Notes receivable	1,847	1,983
Deferred income taxes	306	246
Other intangible assets	11,927	11,849
Goodwill	22,841	19,110
Pension asset and other long term assets	6,368	5,782
	43,289	38,970

Total assets	$361,828	$330,660

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets — Continued

(In Thousands, except preferred and common share and per share amounts)

	December 31, 2007	December 31, 2006

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$27,266	$31,462
Notes payable to bank	2,801	4,525
Accrued expenses	26,860	22,542
Accrued income taxes	2,828	3,640
Deferred income taxes	2,375	2,717
Current portion of long-term debt	5,655	5,758
Total current liabilities	67,785	70,644

Other liabilities:
Long-term debt	19,363	67,578
Accrued pension liability	8,123	26,814
Deferred income taxes	4,361	1,673
Accrued postretirement benefits	2,199	2,414
Derivative financial instruments	—	433
Other liabilities	4,817	3,995
	38,863	102,907
Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share;
Authorized 2,000,000; but unissued at December 31, 2007 and December 31, 2006.
Common stock, $.01 par value:
Authorized shares — 20,000,000;
Issued shares — 12,472,992 at December 31, 2007 and 9,919,992 at December 31, 2006.	125	99
Additional paid-in capital	114,971	59,741
Retained earnings	128,838	116,438
Treasury shares — 993,076 at December 31, 2007
and 1,083,117 shares at December 31, 2006.	(13,023)	(13,916)
Accumulated other comprehensive income (loss)	24,269	(5,253)
Total shareholders’ equity	255,180	157,109

Total liabilities and shareholders’ equity	$361,828	$330,660

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2007	2006

Operating activities
Net income	$14,926	$13,950
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9,446	9,545
Provision for deferred income taxes	250	(43)
(Gain) on sale of assets	(1,352)	—
Unrealized intercompany foreign currency transaction (gain)	(1,062)	(1,229)
Changes in operating assets and liabilities:
Accounts receivable	5,560	(3,698)
Notes receivable	2,495	869
Inventories	(21,448)	(10,471)
Other assets	2,537	(2,516)
Accounts payable	(4,857)	4,254
Accrued expenses	1,242	(3,362)
Accrued postretirement benefits	(432)	(575)
Net cash provided by operating activities	7,305	6,724

Investing activities
Capital expenditures	(5,582)	(3,591)
Proceeds from sale of assets	3,629	—
Purchase of Canadian entity	(240)	(2,043)
Purchase of minority interest in Hardinge Taiwan	—	(110)
Purchase of U-Sung, net of cash acquired	—	(5,071)
Purchase of Bridgeport kneemill technical information	—	(5,000)
Net cash (used in) investing activities	(2,193)	(15,815)

Financing activities
(Decrease) increase in short-term notes payable to bank	(1,542)	427
(Decrease) increase in long-term debt	(48,724)	9,651
Net proceeds from issuance of common stock	55,946	—
Net (purchases) of treasury stock	(89)	(40)
Dividends paid	(2,164)	(1,237)
Net cash provided by financing activities	3,427	8,801

Effect of exchange rate changes on cash	702	500
Net increase in cash	9,241	210

Cash at beginning of period	6,762	6,552

Cash at end of period	$16,003	$6,762

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